EXHIBIT NO. 99.1

Contacts:
Murray H. Gross	Brett Maas
Chairman & CEO	Hayden Communications
Email: mgross@ushomesystems.com	Email: brett@haydenir.com
(212) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

Revenue Growth of 25% with Net Income of $0.03 Per Share

DALLAS, TX, May 14, 2007 — U.S. Home Systems, Inc. (NasdaqGM: USHS) today reported financial results for the first quarter ended March 31, 2007.

For the first quarter 2007, USHS reported consolidated revenues of $28.5 million, an increase of 25 percent as compared to $22.8 million in the three months ended March 31, 2006. Consolidated net income was $232,000, or $0.03 per share, for the three months ended March 31, 2007 as compared to a net loss of $(736,000), or $(0.09) per share, for the three months ended March 31, 2006.

“As expected, our first quarter operating results significantly improved on a year-over-year basis due to operational changes as well as new market expansions throughout 2006,” stated Murray Gross, chairman and chief executive officer. “I am especially delighted with the operating results of our home improvement business since the first quarter is seasonally our slowest period which has historically resulted in an operating loss in the quarter. I believe that our continued growth and profitability in this segment in the first quarter clearly establishes the validity of our business strategy and the strength of our management team.”

USHS is engaged in two lines of business: the home improvement business and the consumer finance business. The Company’s home improvement principal product lines include kitchen cabinet refacing products, bathroom tub liners and wall surround products, wood and composite decks and related accessories. The Company’s home improvement products are marketed exclusively through The Home Depot.

Home Improvement Segment: In the first quarter 2007 revenues in the home improvement segment increased 32.6 percent to $28.1 million as compared with $21.2 million in the first quarter 2006. Gross profit margin improved to 52.4 percent of revenues in the current quarter as compared to 48.7 percent of revenues in the first quarter of last year. Net income was $419,000 as compared with a net loss of $(674,000) in the first quarter last year. Backlog of uncompleted orders was $21.3 million at March 31, 2007.

“Last year we executed an expansion program under our Home Depot agreement, opening new sales and installation centers in eight new markets,” stated Peter Bulger, president and chief operating officer, “Approximately 77 percent of the revenue increase in the first quarter 2007 was realized in markets that were opened in 2006 and 23 percent of the increase was realized in markets that were opened prior to 2006.”

Mr. Bulger continued, “Our gross profit margin improvement is the result of a combination of factors, including a higher mix of kitchen refacing product revenues which have a higher gross margin than our other products, increased leverage over fixed manufacturing and production expenses resulting from higher revenues, and reduced deck product installation costs resulting from our deck business restructuring program which we completed in 2006.”

“We are working with The Home Depot on a number of new growth initiatives for 2007,” stated Mr. Bulger. “We are currently planning the opening of new sales and installation centers in the second and third quarters of 2007 to serve The Home Depot customers in the Nashville, TN, Birmingham, AL, and Buffalo and Rochester, NY markets. In March 2007 we launched a pilot program for the introduction of counter top products in the Boston market. This product offering consists of laminate and solid-surface tops, including Corian, Silestone and granite. In addition, we reached an agreement with The Home Depot to roll out countertop products in the Chicago, New York and Connecticut markets, and to extend our laminate countertop product offering in all markets where we offer our kitchen refacing products. We plan to begin this roll out in the second quarter 2007. We had previously offered countertop products under other brand names and we believe we are well positioned to offer these products to The Home Depot’s “do-it-for-me” customer.”

Mr. Bulger concluded, “Lastly, we are working with The Home Depot to introduce Designer Deck Ceiling Systems. This new product offering is designed to cosmetically improve and present a finished-look to the underside of an elevated deck as well as to capture and direct water away from the outdoor living area directly below. We anticipate our pilot program will be launched late in the second quarter of 2007 in our Atlanta and metro-Washington, D.C. markets.”

Consumer Finance Operations: Revenues in the consumer finance segment were $456,000 in the first quarter 2007 as compared with $1,644,000 in the first quarter 2006. Net loss for the finance segment was $(187,000) in the first quarter 2007 as compared with $(62,000) for the first quarter 2006.

“As we announced last quarter, in November 2006 we changed our consumer finance business model from purchasing retail installment obligations, or RIOs, and holding them for investment to sourcing and servicing RIO portfolios for a third party financial institution”, said Mr. Gross. “As we anticipated, sourcing and servicing revenues in the first quarter 2007 were seasonally slow and insufficient to cover the operating costs of the finance business. We believe that extreme winter weather conditions in several areas of the country contributed to the weakness in first quarter 2007 revenues.”

Mr. Gross concluded, “This was a great start to 2007 and our team is confident that we will continue to see strong top and bottom line growth throughout the year.”

CONFERENCE CALL INFORMATION

Management of USHS will host a conference call to discuss its 2007 first quarter results at 4:30 p.m. ET on May 14. Financial results will be released that day.

Interested parties may access the call by calling 800-690-3108 from within the United States, or 973-935-8753 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through May 21 and can be accessed by dialing 877-519-4471 (U.S.), 973-341-3080 (international), passcode 8756018.

This call is being web cast by ViaVid Broadcasting and can be accessed at U.S. Home Systems’ website at www.ushomesystems.com. The web cast may also be accessed at ViaVid’s website at http://viavid.net/dce.aspx?sid=00003E8C. The web cast can be accessed until June 14 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit:

http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products for The Home Depot in certain markets. The Company’s home improvement products are marketed nationally under the The Home Depot® Kitchen and Bathroom Refacing and The Home Depot Installed Decks brand. The Company’s product lines include kitchen cabinet refacing products utilized in kitchen remodeling, bathroom tub liners and wall surround products utilized in bathroom remodeling, wood decks and related accessories. The Company manufactures its own cabinet refacing products, bathroom cabinetry and wood decks. The business of the Company’s consumer financing subsidiary is to source and service retail installment obligations.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements

FINANCIAL HIGHLIGHTS

Consolidated Condensed Statements of Operations

	Three Months Ended March 31,
	2007	2006
	(In thousands, except shares and per share amounts)
Revenues	$28,540	$22,821
Costs and expenses:
Cost of remodeling contracts	13,361	10,859
Branch operations	1,887	1,724
Sales, marketing and license fees	9,876	7,835
Interest expense on financing of loan portfolios	—	691
Provision for loan losses	—	178
General and administrative	3,044	2,681
Total costs and expenses	28,168	23,968
Operating income (loss)	372	(1,147)
Interest expense	74	122
Other income (expense)	82	77
Income (loss) before income taxes	380	(1,192)
Income tax expense (benefit)	148	(456)
Net income (loss)	$232	$(736)

Net income (loss) per common share – basic and diluted	$0.03	$(0.09)
Number of weighted-average shares of common stock outstanding – basic	8,248,571	7,956,820
Number of weighted-average shares of common stock outstanding – diluted	8,423,843	7,956,820

Segment Information:
Revenues:
Home Improvement	$28,084	$21,177
Consumer Finance	456	1,644
Total	$28,540	$22,821
Net income :
Home Improvement	$419	$(674)
Consumer Finance	(187)	(62)
Total	$232	$(736)

U.S. Home Systems, Inc.

Consolidated Balance Sheets

	March 31 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$9,634,788	$10,561,972
Accounts receivable-trade, net of allowance for doubtful accounts of $239,526 and $246,204, respectively	5,190,416	4,714,808
Accounts receivable-other	182,455	430,877
Finance receivables held for investment, current	101,561	166,090
Income tax receivable	104,381	104,381
Commission advances	1,205,257	899,780
Inventories	4,083,461	4,258,866
Prepaid expenses	493,640	858,522
Deferred income taxes	781,167	839,610

Total current assets	21,777,126	22,834,906

Property, plant, and equipment, net	5,662,610	5,796,318
Finance receivables held for investment, net of current portion	110,119	97,575
Goodwill	7,357,284	7,357,284
Participation investment	1,951,287	2,191,285
Other assets	490,680	524,078

Total assets	$37,349,106	$38,801,446

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,264,479	$2,583,328
Customer deposits	64,251	74,625
Accrued wages, commissions, and bonuses	1,484,848	1,574,310
Federal and state taxes payable	224,791	2,786,034
Long-term debt, current portion	109,990	217,920
Other accrued liabilities	1,497,237	1,377,904

Total current liabilities	6,645,596	8,614,121

Deferred income taxes	432,223	432,223
Deferred revenue	8,522	6,640
Long-term debt, net of current portion	2,833,425	2,861,673

Stockholders’ equity:
Common stock – $0.001 par value, 30,000,000 shares authorized, 8,261,468 and 8,210,160 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	8,261	8,210
Additional capital	19,327,578	19,016,937
Retained earnings	8,093,501	7,861,642

Total stockholders’ equity	27,429,340	26,886,789

Total liabilities and stockholders’ equity	$37,349,106	$38,801,446